EXHIBIT 34.1

CohnReznick LLP cohnreznick.com

Report of Independent Registered Public Accounting Firm

The Management Committee
BMW Financial Services NA, LLC

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria, that BMW Financial Services NA, LLC (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange  Commission’s Regulation AB for the asset-backed securities transactions for which the Company acted as servicer involving retail installment sales contracts for automobiles (the “Platform”) as of December 31, 2025 and for the period from January 1, 2025 through December 31, 2025, excluding criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x)(A)-(C), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform.  Appendix B to the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria identifies the individual asset-backed transactions and securities defined by management constituting the Platform.  Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with those servicing criteria based on our examination.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States) and in accordance with the attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities for the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances.  Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction or security constituting the Platform.  Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion.

We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the engagement.

Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria specified in the first paragraph.

In our opinion, management’s assertion that BMW Financial Services NA, LLC complied with the aforementioned applicable servicing criteria for the Platform as of December 31, 2025 and for the period from January 1, 2025 to December 31, 2025, is fairly stated, in all material respects.

/s/ CohnReznick LLP
Parsippany, New Jersey
March 24, 2026